Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies B.V. Commences a Cash Tender Offer For Any and All of Its Outstanding 6.5% Senior Notes Due 2019
ALMELO, Netherlands, March 19, 2015 -- Sensata Technologies Holding N.V. (NYSE: ST) today announced the commencement of a cash tender offer (the “Offer”) by its indirect wholly-owned subsidiary, Sensata Technologies B.V. (“Sensata”) with respect to its outstanding 6.5% Senior Notes due 2019 (the “Notes”). The offer will expire at 5:00 pm, New York City time, on Wednesday, March 25, 2015, unless extended or earlier terminated by Sensata. In the event that the offer is extended, the term “Expiration Time” shall mean the time and date on which the Offer, as extended, shall expire.
The terms and conditions of the Offer are described in the Offer to Purchase, dated March 19, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery (collectively, the “Offer Documents”). The following table sets forth certain information relating to pricing for the Offer.

CUSIP Nos.	Outstanding Principal Amount	Title of Notes	Total Consideration(1)(2)
81725W AF0 and N78840 AG5	$700,000,000	6.5% Senior Notes due 2019	$1,040.30

(1) Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2) Does not include accrued and unpaid interest from the last date on which interest has been paid to, but excluding, the settlement date that will be paid on the Notes accepted for purchase.
Sensata reserves the right to terminate or amend the Offer, subject to applicable law. If material changes are made in terms of the Offer or the information concerning the Offer or material conditions of the Offer are waived, Sensata will, to the extent required by law, disseminate additional Offer materials and extend the Offer. In addition, Sensata may, if deemed appropriate, extend the Offer for any other reason.
Upon the terms and subject to the conditions set forth in the Offer Documents, Holders that validly tender (and do not validly withdraw) their Notes before the Expiration Time will be entitled to receive the Total Consideration for each $1,000 principal amount of the Notes as set forth in the table above, plus accrued and unpaid interest on those notes up to, but excluding, the settlement date. Sensata reserves the right to terminate or withdraw the Offer, subject to applicable law. The Offer is subject to the satisfaction or waiver of certain conditions, including the Financing Condition, as specified in the Offer Documents.
Information Relating to the Tender Offer
Morgan Stanley is acting as the Dealer Manager for the tender offer. Investors with questions may contact Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1057 (collect). DF King is the Information Agent and Tender Agent and can be contacted at the following numbers: banks and brokers can call (212) 269-5550 (collect), and all others can call (877) 361-7964 (toll free). Copies of the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery are available at the following web address: http://www.dfking.com/sensata .

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The Offer is being made only pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Sensata, its parent company, the Dealer Manager, the Information Agent and Tender Agent or the trustee for the Notes makes any recommendation in connection with the Offer. Please refer to the Offer Documents for a description of offer terms, conditions, disclaimers and other information applicable to the Offer.
About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com. Information on our website is not incorporated by reference into, and does not form a part of, this press release.
Safe Harbor Statement
Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the satisfaction of the Financing Condition in connection with the Offer. Detailed information about some of the other known risks is included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other reports filed with the Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or otherwise.